Exhibit 99.1

May 4, 2011	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS SOLID FIRST QUARTER 2011 RESULTS

•	Revenues increase 7.8 percent or $44.2 million quarter-over-quarter to $610.9 million

•	Net Income increases to $47.3 million

•	Regulated Operation and Maintenance Efficiency Ratio, a non-GAAP financial measure, improves from 49.4 to 48.2 percent

•	Assets under agreement for sale recorded as Discontinued Operations

•	Company reaffirms 2011 earnings guidance range, excluding an estimated $0.08 benefit related to the cessation of depreciation for Discontinued Operations

VOORHEES, N.J., May 4, 2011 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported results for the first quarter ended March 31, 2011. For the quarter, the company earned net income of $47.3 million and earnings per share of $0.27. Included in net income and earnings per share is $4.7 million and $0.03, respectively, related to the cessation of depreciation on assets under agreement for sale in Arizona, New Mexico and Texas, now classified as discontinued operations. Had these assets been depreciated, net income for the first quarter 2011 would have been $42.6 million and earnings per share would have been $0.24, a more than 30 percent increase over the net income of $30.8 million and $0.18 per share in the comparable period in 2010.

“American Water’s sharpened focus on driving operational excellence is reflected in our first quarter results,” said Jeff Sterba, president and CEO of American Water. “With increases in revenue, net income and earning per share, the progress we made in 2010 toward achieving our long-term goals continues in 2011.”

The company reported operating revenues of $610.9 million, a $44.2 million or 7.8 percent increase over the same period in 2010. The company’s Regulated Businesses’ revenues increased by $39.2 million, or 7.9 percent, over the prior year’s period. The increase was primarily attributable to new rates awarded in recognition of the company’s continued investment in necessary infrastructure.

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AMERICAN WATER REPORTS FIRST QUARTER 2011 RESULTS

The company’s Market-Based Operations’ revenues increased by $6.0 million, or 8.0 percent, during the first quarter of 2011 as a result of higher revenues from military contracts.

Operating expenses for the three months ended March 31, 2011, totaled $466.1 million, an increase of $24.0 million, or 5.4 percent, compared to the same period in 2010. A major portion of the increase is related to higher operating expenses in the Regulated Businesses. American Water’s regulated entities continued to show improvement in their operating efficiency ratio with the ratio decreasing quarter-over-quarter from 49.4 to 48.2 percent.

Net cash provided by operating activities for the three months ended March 31, 2011, was $161.5 million compared to $176.0 million for the three months ended March 31, 2010. This decrease was primarily driven by the receipt of a tax refund in the first quarter 2010 that did not occur in 2011, as well as increased pension contributions in 2011.

Capital expenditures for the three months ended March 31, 2011, were $176.4 million compared to $142.7 million for the same period in the prior year. The company anticipates investing approximately $800 million to $1 billion in construction and other capital projects in 2011 to help ensure reliable water and wastewater services.

“The investments we make benefit our customers and the communities where they live. During the first quarter, we broke ground to replace a 1920s-era water treatment plant in New Jersey with a modern facility scheduled to be in service by June 2012,” said Sterba. “The approximately $75 million project will create upwards of 200 construction jobs and when complete, the new treatment facility will have the capacity to deliver nearly 14 million gallons of water per day at a cost of less than one penny per gallon to our customers.”

In April, the company received authorizations for additional annualized revenues from general rate cases of $10.7 million. Also, subsequent to the quarter’s end, the company filed general rate cases in four states, which would generate $105.8 million in total additional revenues if approved as filed. As of May 4, 2011, including the four cases filed in April, the company was awaiting final orders for general rate cases in eight states, requesting $173.9 million in total additional annual revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.

During the first quarter 2011, the company continued to optimize its business portfolio, agreeing to sell its water and wastewater systems located in Arizona and New Mexico for an estimated purchase price of $470 million to EPCOR Water (USA) Inc. The completion of this transaction is subject to customary closing conditions including regulatory approval.

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AMERICAN WATER REPORTS FIRST QUARTER 2011 RESULTS

American Water’s Board of Directors declared a quarterly cash dividend of $0.22 per common share on April 29, 2011, in recognition of the company’s financial performance.

2011 Earnings Guidance

American Water reaffirmed its earnings guidance for 2011. The company’s 2011 earnings are estimated to be in the range of $1.65 to $1.75 per share. The range does not recognize the impact on net income and earnings per share of the cessation of depreciation for discontinued operations, which is estimated to be around $0.08 for 2011. The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Non-GAAP Financial Measures

This press release includes a presentation of “Net income, exclusive of the application of discontinued operations accounting treatment,” “Earnings per share, exclusive of the application of discontinued operations accounting treatment,” and “Regulated Operations and Maintenance Efficiency Ratio.” Each of these items is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

First Quarter 2011 Earnings Conference Call

The first quarter 2011 earnings conference call will take place Thursday, May 5, 2011, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through May 12, 2011, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4433985. The online archive of the webcast will be available through June 6, 2011, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

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AMERICAN WATER REPORTS FIRST QUARTER 2011 RESULTS

About American Water

Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in more than 30 states as well as parts of Canada. More information can be found at www.amwater.com.

In 2011, American Water is celebrating its 125th anniversary with a yearlong campaign to promote water efficiency and the importance of protecting water from source to tap. To learn more, visit www.amwater125.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on our current expectations and assumptions regarding future events and may relate to, among other things, our future financial performance, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions;

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AMERICAN WATER REPORTS FIRST QUARTER 2011 RESULTS

ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

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AMERICAN WATER REPORTS FIRST QUARTER 2011 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended March 31,
	2011	2010
Operating revenues	$610,936	$566,762

Operating expenses
Operation and maintenance	320,571	305,642
Depreciation and amortization	88,019	82,056
General taxes	57,205	54,486
Loss (gain) on sale of assets	268	(71)

Total operating expenses, net	466,063	442,113

Operating income	144,873	124,649

Other income (expenses)
Interest, net	(76,482)	(78,696)
Allowance for other funds used during construction	2,916	2,146
Allowance for borrowed funds used during construction	1,242	1,382
Amortization of debt expense	(1,295)	(1,201)
Other, net	(1,141)	69

Total other income (expenses)	(74,760)	(76,300)

Income from continuing operations before income taxes	70,113	48,349
Provision for income taxes	28,649	18,669

Income from continuing operations	41,464	29,680
Income from discontinued operations, net of tax	5,868	1,128

Net income	$47,332	$30,808

Basic earnings per common share:
Income from continuing operations	$0.24	$0.17
Income from discontinued operations, net of tax	0.03	0.01

Net income	$0.27	$0.18

Diluted earnings per common share:
Income from continuing operations	$0.24	$0.17
Income from discontinued operations, net of tax	0.03	0.01

Net income	$0.27	$0.18

Average common shares outstanding during the period:
Basic	175,259	174,720

Diluted	176,048	174,796

Dividends per common share	$0.22	$0.21

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AMERICAN WATER REPORTS FIRST QUARTER 2011 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$13,528	$13,112
Other current assets	490,827	509,548
Total property, plant and equipment	10,555,698	10,496,524
Total regulatory and other long-term assets	2,267,570	2,263,876
Assets of discontinued operations	801,184	796,713

Total Assets	$14,128,807	$14,079,773

Short-term debt	$323,484	$229,018
Current portion of long-term debt	12,168	36,146
Other current liabilities	468,388	483,498
Long-term debt	5,385,592	5,432,676
Total regulatory and other long-term liabilities	2,525,326	2,502,073
Contributions in aid of construction	932,355	928,858
Liabilities of discontinued operations	330,840	335,232
Total stockholders’ equity	4,150,654	4,132,272

Total Capitalization and Liabilities	$14,128,807	$14,079,773

Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	Three Months Ended March 31,
	2011	2010
Total Regulated Operation and Maintenance Expenses	$270,157	$256,312
Less: Regulated Purchased Water Expenses	21,100	20,633

Adjusted Regulated Operation and Maintenance Expenses (a)	$249,057	$235,679

Total Regulated Operating Revenues	$537,395	$498,197
Less: Regulated Purchased Water Revenues	21,100	20,633

Adjusted Regulated Operating Revenues (b)	$516,295	$477,564

Regulated Operations and Maintenance Efficiency Ratio (a)/(b)	48.2%	49.4%

Adjusted net income and earnings per share, exclusive of the cessation of depreciation associated with assets of discontinued operations (a Non-GAAP, unaudited number)

In thousands except per share data

Three Months Ended March 31, 2011
Net income	$47,332
Less: Cessation of depreciation, net of tax	4,729
Adjusted net income, exclusive of the cessation of depreciation associated with assets of discontinued operations	$42,603

Basic earnings per common share:
Adjusted net income	$0.24

Diluted earnings per common share:
Adjusted net income	$0.24

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